Media Contact: Erick R. Gustafson Marsh & McLennan Companies +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Dan Farrell Marsh & McLennan Companies +1 212 345 3713 daniel.farrell@mmc.com

MARSH & McLENNAN TO ACQUIRE JARDINE LLOYD THOMPSON GROUP PLC
The combination enhances capabilities and improves growth profile
The transaction is expected to produce a double-digit IRR
JLT adds a superb team with a relentless focus on client service

NEW YORK, September 18, 2018 – Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today announced that it has reached an agreement to acquire Jardine Lloyd Thompson Group plc (LSE: JLT), a leading provider of insurance, reinsurance and employee benefits related advice, brokerage and associated services. The transaction has been approved by the Board of Directors of each of MMC and JLT. Under the terms of the transaction, holders of JLT’s common shares will receive cash consideration of £19.15 pounds per share. Total cash consideration equates to $5.6 billion U.S. dollars in fully diluted equity value, or an estimated enterprise value of $6.4 billion. The transaction will be funded by a combination of cash on hand and proceeds from debt financing.
“The acquisition of Jardine Lloyd Thompson creates a compelling value proposition for our clients, our colleagues and our shareholders. The complementary fit between our companies creates a platform to deliver exceptional service to clients and opportunities for our colleagues. On a personal level, I have come to know, and respect, Dominic Burke and his management team from my time both at MMC and as an underwriter. I am confident that with the addition of the talented colleagues of JLT, Marsh & McLennan will be an even stronger and more dynamic company,” said Dan Glaser, President and Chief Executive Officer of MMC.
Following completion of the transaction, Mr. Burke, Group Chief Executive of JLT, will join MMC as Vice Chairman and serve as a member of MMC’s Executive Committee.

Mr. Burke said “I am enormously proud of what JLT has achieved, founded on our people, our culture and our unwavering commitment to our clients. MMC is, and always has been, one of our most respected competitors and I believe that, combined, we will create a group that will truly stand as a beacon for our industry.”
JLT was created in 1997 when Jardine Insurance Brokers plc, which was formed almost 50 years ago, merged with Lloyd Thompson Group plc. The firm now operates in 40 countries with particular strength in the UK and Australia as well as in key emerging markets across Asia and Latin America.
Through its Specialty business, JLT provides risk and insurance broking advice to energy, mining, healthcare, construction, marine, and aerospace sectors as well as in financial lines, political risk and trade credit. JLT Re delivers world class risk analysis and risk transfer solutions to its insurer clients across all classes of treaty and facultative reinsurance. JLT’s Employee Benefits team acts as advisors, brokers and service providers in the areas of pensions consultancy and administration, employee benefits and wellness, life insurance, and wealth management.
Strategic Rationale
The acquisition of JLT accelerates MMC’s strategy to be the preeminent global firm in the areas of risk, strategy and people. JLT’s track record of strong organic growth and attractive geographic diversification enhance MMC’s ability to accelerate growth and margin expansion across products and geographies.
Financial Terms
Under the terms of the transaction, MMC will acquire all issued, and to be issued, share capital of JLT for consideration of £19.15 pounds per share in cash. On the basis of the closing price of JLT shares on September 17, 2018 of £14.32 this represents a 33.7% premium.
We anticipate annual cost synergies of approximately $250 million that will be realized over the next three years. It is expected that the realization of these cost synergies will result in one-time integration costs of approximately $375 million.

We expect the transaction to be immediately accretive to adjusted cash EPS and, as modeled, will produce a double-digit internal rate of return. On an adjusted GAAP EPS basis, we anticipate the deal will be modestly dilutive in 2019, but we expect it to be neutral to adjusted GAAP EPS in 2020.
Transaction Details
MMC has committed bridge financing from Goldman Sachs to satisfy certain funds requirements of the U.K. Takeover Code to complete the transaction. The transaction is intended to be effected by means of a U.K. court-sanctioned scheme of arrangement and is expected to close in spring of 2019, subject to receipt of required antitrust and regulatory approvals and the approval of JLT shareholders. MMC has received irrevocable undertakings from JLT’s largest shareholder, Jardine Matheson Holdings, and JLT directors who collectively represent 40.5% of the issued and outstanding JLT shares in support of the transaction.
Advisors
Goldman Sachs acted as financial advisor and Slaughter and May and Wachtell, Lipton, Rosen & Katz acted as external legal counsel to MMC. J.P. Morgan Chase served as financial advisor, and Clifford Chance Rogers & Wells served as external legal counsel to JLT.
Conference Call
A conference call to discuss the transaction will be held at 8:30 a.m. Eastern time on Tuesday September 18, 2018. To participate in the teleconference, please dial +1 866 831 8658. Callers from the United Kingdom should dial +44 0808 1011183. Callers from outside the United States or the United Kingdom should dial +1 785 424 1243. The access code for all numbers is 529923. The live audio webcast may be accessed at mmc.com. A replay of the webcast will be available approximately two hours after the event.
Additional information regarding the transaction will be available at mmc.com.

About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The company’s nearly 65,000 colleagues advise clients in over 130 countries. With annual revenue over $14 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce.
Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter
@mmc_global or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."

Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:

•	the inability of us or JLT to retain and hire key personnel;

•	costs or difficulties related to the integration of JLT’s business and operations with our business and operations;

•	the failure to obtain, or delays in obtaining, required antitrust and regulatory approvals for the transaction with JLT;

•	the occurrence of any event or other circumstances that could give rise to the termination of our agreement with JLT in respect of the transaction;

•	unexpected costs, liabilities, charges or expenses resulting from the transaction with JLT;

•	potential adverse reactions, changes to business relationships or competitive responses resulting from the announcement, pendency or consummation of the transaction with JLT;

•	the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us;

•
our organization's ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the large volume of our vendor network and the need to patch software vulnerabilities;

•	our ability to compete effectively and adapt to changes in the competitive environment, including to respond to disintermediation, digital disruption and other types of innovation;

•
the financial and operational impact of complying with laws and regulations where we operate, including cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation, anti-corruption laws and trade sanctions regimes;

•	the regulatory, contractual and reputational risks that arise based on insurance placement activities and various broker revenue streams;

•	the extent to which we manage risks associated with the various services, including fiduciary and investments and other advisory services;

•	our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;

•	the impact of changes in tax laws, guidance and interpretations, including related to certain provisions of the U.S. Tax Cuts and Jobs Act, or disagreements with tax authorities;

•	the impact of fluctuations in foreign exchange and interest rates on our results;

•	the impact of macroeconomic, political, regulatory or market conditions on us, our clients and the industries in which we operate; and

•	the impact of changes in accounting rules or in our accounting estimates or assumptions, including the impact of the adoption of the new revenue recognition, pension and lease accounting standards.

The factors identified above are not exhaustive. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and
Results of Operations" section of our most recently filed Annual Report on Form 10-K. We caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. We undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.